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                              TAX SHARING AGREEMENT

                  THIS AGREEMENT, executed this 31st day of July, 1996, is entered into by and between Tridex Corporation, a Connecticut corporation ("Tridex") and TransAct Technologies, Inc., a Delaware corporation ("TransAct").

                                    RECITALS

                  WHEREAS, Tridex, TransAct, Magnetec Corporation, a Connecticut corporation and wholly-owned subsidiary of Tridex ("Magnetec"), and Ithaca Peripherals, Inc., a Delaware corporation and wholly-owned subsidiary of Tridex (Ithaca"), have entered into a Plan of Reorganization dated as of June __, 1996 (the "Plan") pursuant to which, among other things, (i) TransAct is acquiring from Tridex all of the outstanding capital stock of Magnetec, (ii) TransAct is issuing [5,400,000] shares of its common stock to Tridex and (iii) TransAct is issuing up to 1,322,500 of common stock pursuant to an underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act") on a Registration Statement on Form S-1 (the "Offering");

                  WHEREAS, as contemplated by the Plan, the shares of outstanding common stock of TransAct held by Tridex are to be distributed on a pro rata basis to the record holders of shares of Tridex common stock (the "Distribution") upon the satisfaction of certain conditions;

                  WHEREAS, Tridex and its subsidiaries, including Magnetec and Ithaca, have heretofore: (1) joined in filing consolidated federal income tax returns under the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"); (2) joined in filing certain consolidated, combined, and unitary state income tax returns; and (3) in some cases filed income tax returns on a separate company basis.

                  WHEREAS, during the period prior to the consummation of the Distribution, TransAct is expected to remain within the affiliated group (within the meaning of Section 1504(a) of the Code) of corporations (the "Tridex Group") of which Tridex is the common parent;

                  WHEREAS, the parties hereto desire to allocate their respective federal, state, local and foreign income tax (or similar tax) liabilities, assessed in connection with the filing of returns, including but not limited to consolidated, combined, unitary, or separate returns, among themselves for all fiscal years thereafter during which TransAct remains a member of the Tridex Group;

                  WHEREAS, the parties hereto desire to provide for the compensation and reimbursement of each other for Tax Deficiencies (as hereinafter defined) or Tax Refunds (as hereinafter defined) as a result of audits by or applications to the Internal Revenue Service (the "Service") and other taxing authorities or by judicial determination, if any, involving consolidated federal, consolidated, combined or unitary state and local income tax returns and similar aggregate reporting for certain foreign jurisdictions;

                  WHEREAS, the parties hereto desire to provide and fix the responsibilities for: (1) the preparation and filing of tax returns along with the payments of taxes shown to be due and payable therein (as well as estimated or advance payments required prior to the filing of said returns) for all periods prior to and

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following the Effective Date (as hereinafter defined); (2) the retention and maintenance of all relevant records necessary to prepare and file appropriate tax returns, as well as the provision for appropriate access to those records for all parties to this Agreement; (3) the conduct of audits, examinations, and proceedings by appropriate governmental authorities which could result in a redetermination of tax liabilities (for all periods prior to or following the Effective Date) of any party to this Agreement; and (4) the cooperation of all parties with one another in order to fulfill their duties and responsibilities under this Agreement and under applicable laws.

         NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS.

                  As used herein, the following terms shall have the following meanings:

                  (a) "Affiliated Group" shall have the meaning attributed to that term in Section 1504 of the Code, determined without regard to Section 1504(b) of the Code.

                  (b) "Code" shall have the meaning attributed to that term in the recitals above.

                  (c) "Common Parent" shall have the meaning attributed to that term in the Consolidated Return Regulations (Treas. Reg. Section 1.1502-1 et seq.) promulgated pursuant to Section 1502 of the Code.

                  (d) "Consolidated Return Regulations" shall have the meaning attributed to that term in Section 4 hereof.

                  (e) "Effective Date" shall mean the date on which the Registration Statement relating to the Offering is declared effective under the Securities Act.

                  (f) "IRS" or "Service" shall have the meaning attributed to that term in the recitals above.

                  (g) "Joint Contest" shall mean a Tax Contest seeking a redetermination of Taxes involving one of more Members (determined by reference to the time of such contest rather than the period for which such return was filed) of the Tridex Group and one or more Members of the TransAct Group, whether such corporations joined in the filing of returns on a consolidated, combined, or unitary basis (including similar aggregate reporting for certain foreign jurisdictions).

                  (h) "Member" shall have the meaning attributed to that term in
Section 1.1502-1(b) of the Regulations, but without regard to whether a corporation qualifies to be a Member of an Affiliated Group under Section 1504(b) of the Code.

                  (i) "Minimum Tax Credit" shall have the meaning attributed to that term in Section 5 hereof.

                  (j) "Offering" shall have the meaning attributed to that term in the recitals above.

                  (k) "Plan" shall have the meaning attributed to that term in the recitals above.

                  (l) "Regulations" shall have the meaning attributed to that term in the recitals above.

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                  (m) "Separate Contest" shall mean a Tax Contest which
involves: (i) only Members (or their direct and indirect subsidiaries) of the Tridex Group or (ii) only Members (or their direct and indirect subsidiaries) of the TransAct Group.

                  (n) "Separation Date" shall mean the date, if any that TransAct shall cease to be a member of the Tridex Group.

                  (o) "Tax" or "Taxes" shall mean (i) all federal income taxes and state, local, and foreign income and franchise taxes (or taxes in lieu thereof) plus (ii) any penalties, fines or additions to tax with respect thereto, plus (iii) any interest with respect to the items contained in (i) and
(ii).

                  (p) "Tax Attributes" shall mean any losses, credits and other tax attributes that may be carried forward or back by any Member of the Tridex Group or the TransAct Group on a separate return or consolidated basis to a taxable year other than the taxable year in which such attribute is recognized, including, but not limited to, net operating losses, alternative minimum tax credits, targeted jobs tax credits, investment tax credits, foreign tax credits, research and development credits, and similar credits under state or local law.

                  (q) "Tax Contest" shall mean an audit, review, examination or the like, inclusive of litigation, with the purpose or effect of redetermining Taxes of any corporation or other entity (without regard to whether such matter was initiated by an appropriate taxing authority or in response to a claim for a refund).

                  (r) "Tax Deficiency" or "Tax Deficiencies" shall mean with respect to previously filed returns an assessment for Taxes as a result of audits by or applications to the Service and other taxing authorities or judicial determination.

                  (s) "Tax Liability" or "Tax Liabilities" shall mean a liability for Taxes.

                  (t) "Tax Refund" or "Tax Refunds" shall mean with respect to previously filed returns, a refund of Taxes as a result of audits by or application to the Service and other taxing authorities or judicial determination.

                  (u) "TransAct" shall have the meaning attributed to that term in the preamble hereof.

                  (v) "TransAct Group" shall mean the group of corporations at any given time after the Separation Date which would be the Affiliated Group of which TransAct is the Common Parent if TransAct was a "common parent" within the meaning of the Consolidated Return Regulations, and where relevant, all other subsidiaries which are owned directly or indirectly by its Members.

                  (w) "Tridex" shall have the meaning attributed to such term in the preamble hereof.

                  (x) "Tridex Group" shall mean the group of corporations at any given time (either prior to, or subsequent to, the Effective Date) which would be the Affiliated Group of which Tridex is the Common Parent if Tridex was a "common parent" within the meaning of the Consolidated Return Regulations, and where relevant, all other subsidiaries which are owned directly or indirectly by its Members.

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SECTION 2. CONSOLIDATED RETURN ELECTION; ALLOCATION OF TAX OBLIGATIONS;
         POST-SEPARATION DATE ALLOCATIONS AND PAYMENTS; TREATMENT OF TAX CARRYFORWARDS; AND COMPUTATION OF INCOME TAX PROVISIONS.

                  (a) CONSOLIDATED RETURN ELECTIONS. In determining Tax Liabilities of the Tridex Group and its Members for Fiscal 1996 and where relevant any subsequent fiscal year up to the Separation Date, the computations of the tax liabilities of the Tridex Group and its Members shall, to the extent permitted by law, be made in accordance with the methods used in the consolidated returns for the fiscal years ending prior to Fiscal 1996 which include Tridex and TransAct.

                  (b) ALLOCATION OF TAX OBLIGATIONS.

                  (i) Taxes assessed pursuant to the returns described in the preceding subsection will be allocated among the Members of the Tridex Group pursuant to the Tridex Group's historic tax allocation method, described in Section 1552(a)(2) of the Code and Section 1502-33(d)(3) of the Regulations (applying a fixed percentage of 100 percent).

                  (ii) With respect to fiscal 1996 and any subsequent fiscal year or portion thereof up to the Separation Date for which TransAct remains a Member of the Tridex Group, TransAct shall pay to Tridex an amount equal to the federal income taxes for such period which the TransAct Group would have been liable but for the fact of being a Member of the Tridex Group.

                  (iii) With respect to Taxes which are determined on a consolidated, combined or unitary basis, similar principles as those described in Section 2(b)(i) and (ii) shall govern the allocation of such Tax Liabilities among the parties hereto.

         (c) POST-SEPARATION DATE ALLOCATIONS AND PAYMENTS. With respect to any fiscal year or portion thereof when TransAct is no longer a member of the Tridex Consolidated Group, beginning on the Separation Date, the allocations (to be made by Tridex and TransAct for any fiscal year) will be made not later than 90 days following the filing of the Federal consolidated income tax return of the Tridex Group for each such period. Any payments required as a result of the allocations for any portion of any fiscal year in which the Separation Date occurs will be made by TransAct or Tridex as the case may be, in federal or immediately available funds to such bank account as shall be designated by the recipient. Subject to the provisions of Section 10(c) hereof, such payment shall be made not later than 95 days after the aforementioned returns are filed.

         (d) TREATMENT OF TAX CARRYFORWARDS. Magnetec currently has available for its use certain net operating loss and tax credit carryforwards. If for any fiscal year beginning after the Effective Date, TransAct uses any net operating loss or tax credit carryforward of Magnetec's available for use as of the Effective Date, TransAct will pay to Tridex an amount equal to the net benefit of the carryforward used in the taxable year. Such payment will be made not later than 90 days following the filing of the Federal consolidated income tax return of the Tridex Group for each such period.

         (e) COMPUTATION OF INCOME TAX PROVISIONS. For financial reporting purposes, the TransAct Group will compute its income tax accounts as if a separate return had been filed, using those elements of income and expense as reported in the consolidated or combined financial statements in accordance with U.S. Generally Accepted Accounting Principles.

SECTION 3. SEPARATE COMPANY LIABILITIES.

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         Notwithstanding the provisions of Section 2 hereof, for all fiscal years prior to the Separation Date, Taxes imposed (including refunds owed) upon Tridex or a Member of the Tridex Group or any of their direct and indirect subsidiaries and which are determined or assessed on a separate company basis will be the separate liability (or asset in the case of a refund) of Tridex or such Member or such subsidiary and not subject to allocation or sharing among other Members of the Tridex Group.

SECTION 4. ALLOCATION OF TAX ATTRIBUTES.

         Except as otherwise provided in Section 5 hereof, all Tax Attributes of the Tridex Group (other than foreign tax credits) will be allocated among Tridex, TransAct and their respective subsidiaries, in accordance with the Regulations promulgated pursuant to Section 1502 of the Code or analogous provisions of state, local or foreign law (the "Consolidated Return Regulations"). All foreign tax credits generated by Tridex's investment in subsidiaries other than members of the TransAct Group shall be allocated to Tridex.

SECTION 5. MINIMUM TAX CREDIT.

         (a) ALLOCATION OF CREDIT. The credit against income tax provided by
Section 53 of the Code, as well as analogous credits provided by state, local, or foreign law, for payment of alternative minimum tax in periods through and including those ending on the Separation Date (the "Minimum Tax Credit"), shall be allocated as follows:

                  (i) For each year or portion of the year in which the Separation Date occurs, the Minimum Tax Credit for each such year shall be allocated to TransAct in the amount of such credit multiplied by a fraction whose numerator is the sum of the alternative minimum taxable income or loss for such year for all Members of the TransAct Group and whose denominator is the sum of the alternative minimum taxable income or loss for such year for all Members of the TransAct and all Members of the Tridex Group. The remaining portion of such credits shall be allocated to Tridex.

                  (ii) In no event shall either Tridex or TransAct be allocated for any period an amount of Minimum Tax Credit in excess of that available to the Tridex Group for such period.

                  (b) FUTURE REGULATIONS. Notwithstanding Section 2(c) hereof, in the event that regulations are promulgated which do not permit the Minimum Tax Credit to be allocated among the members of the Tridex Group in the manner set forth herein, Tridex or TransAct, as the case may be, will be obligated to make a payment to the other in an amount equal to the excess of the Minimum Tax Credit that is allocated to it and its Members by such regulations over that which would be allocated to it pursuant to Subsection 5(a)(i) above.

SECTION 6. CARRYBACKS OF TAX ATTRIBUTES.

                  (a) TRANSACT CARRYBACKS. If for any taxable year beginning on or after the Separation Date, TransAct or any Member of the TransAct Group recognizes a Tax Attribute which TransAct or such Member of the TransAct Group, under the applicable provisions of the Code and Regulations promulgated under
Section 1502 thereof, is permitted or required to carry back to a prior taxable year of the Tridex Group or the prior taxable year of a Member of the Tridex Group (either on a consolidated, combined, unitary or separate return basis), Tridex (or a Member of the Tridex Group) shall, at TransAct's cost and expense, file appropriate

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

refund claims within a reasonable period after being requested by TransAct. Tridex (or the Member of the Tridex Group receiving such refund) shall promptly remit to TransAct any refunds it receives with respect to any Tax Attribute so carried back.

                  (b) TRIDEX CARRYBACKS. If for any taxable year Tridex or any Member of the Tridex Group recognizes a Tax Attribute which Tridex or such Member of the Tridex Group, under the applicable provision of the Code and Consolidated Return Regulations, carries back to one of its prior taxable years, Tridex or such Member of the Tridex Group may file appropriate refund claims and shall be entitled to any refund resulting from such claims.

SECTION 7. CONDUCT OF TAX CONTESTS.

                  (A) JOINT CONTESTS.

                  (i) Each party shall have the right and obligation to pursue and defend against any Joint Contest. TransAct shall conduct Joint Contests, without prejudice to any right or obligation of Tridex relating to such Joint Contest. Tridex, as the Common Parent of the Tridex Group or otherwise, agrees to take all such actions and to cause its subsidiaries to take all such actions as may be necessary to permit TransAct to conduct such Joint Contests. Each party shall cooperate fully with the other during the course of a Joint Contest as provided in
                  Section 7(c) herein, and shall bear its own costs in so doing except as otherwise provided in clause (iv) or clause (v) of this Section 7(a).

                  (ii) Each party hereto shall have the right to extend the statute of limitations on assessments with respect to any Taxes of such party without regard to whether the extension leads to the initiation or the continuation of a Joint Contest; the other party hereto shall cooperate fully with the requesting party in accordance with Section 7(c), and shall execute such documentation as may be required to extend the statute if extension is not otherwise within the legal power of the requesting party. Similarly, each party hereto shall have the right to file a claim for a Tax Refund without regard to whether such claim leads to the initiation or the continuation of a Joint Contest; the other party hereto shall cooperate fully with the requesting party in accordance with
                  Section 7(c), and shall execute such documentation as may be required to claim the Tax Refund if it is not otherwise within the legal power of the requesting party to file such claim. Neither the extension of the statute nor the filing of a claim for Tax Refund in accordance with this paragraph shall entitle either party to any indemnity from the other, except as provided in clause (v) of this Section 7(a).

                  (iii) The party hereto that receives the first information that a taxing authority is conducting an examination of a Tax return which included the other party hereto and/or its subsidiaries shall immediately notify the other that a possible Joint Contest exists and shall afford such other party the opportunity to participate, at its own expense, in contesting in administrative and judicial proceedings all relevant items that affect the Tax Liability or Tax Attributes of such entities. TransAct and Tridex shall share jointly in any decisions involved in connection with settlements of Joint Contests to the extent that items are involved that affect the Taxes or Tax Attributes of both parties or subsidiaries of both parties. Neither party may agree to settle such a dispute without the consent of the other, which shall not be unreasonably withheld. If both parties agree to pursue or defend a Joint Contest, then each party shall bear its own costs of contesting the matter. Notwithstanding the preceding sentence, if the parties agree on the use

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

                  of third party advisors or experts, the costs thereof shall be shared equally between both parties. If one party acting reasonably and in good faith declines to pursue or defend a Joint Contest, such declining party nevertheless shall cooperate fully with the contesting party in accordance with
                  Section 7(c) herein, and shall bear its own associated costs and expenses, if any, and shall not be entitled to any indemnity from the contesting party except as provided in clause (v) of this Section 7(a); provided however, that the declining party shall not be required to incur any costs of any third party advisors or experts to whose engagement it has not agreed. Each party shall be liable for its share of any redetermined liability for Taxes in accordance with Section 8 herein.

                  (iv) Each party hereto shall act reasonably and in good faith in exercising its right to share jointly in any decisions involved in connection with Joint Contests affecting its Taxes or Tax Attributes. A determination of whether a party is acting reasonably and in good faith shall be made taking into account all relevant facts and circumstances; provided however, that it shall not be considered to be acting reasonably and in good faith for purposes of this Section 7(a) if a party declines a reasonable, good faith request by the other party to facilitate the extension of the statute of limitations or the claim of a Tax Refund (as described in clause (ii) of this Section 8(a)).

                  (v) Neither party shall be required to indemnify or hold harmless the other for any cost or expense incurred in connection with this Agreement. Notwithstanding the preceding sentence, one party shall indemnify the other to the extent of costs (other than Taxes and interest assessed by any taxing authority with respect thereto) incurred by the indemnitee that would not have been incurred but for the failure of the indemnifying party to act reasonably and in good faith in accordance with this Section 7(a). In addition, one party shall indemnify and hold harmless the other from any costs or claims of third party advisors or experts engaged in connection with a Tax Contest and to whose engagement the indemnitee has not agreed.

                  (b) SEPARATE CONTESTS. Any Separate Contests with respect to tax returns filed by any Member of either the Tridex Group or the TransAct Group on a separate company basis shall be conducted by the entity which filed such tax return (or the Common Parent of the Affiliated Group of which such entity is a Member at the time of such contest), and such entity shall have sole and complete authority to conduct such Tax Contest, including the authority to negotiate with and enter into settlements with any taxing authority. If at any point of the proceedings of a Separate Contest, it becomes a Joint Contest, then the Tax Contest shall thereafter be conducted as a Joint Contest.

                  (c) COOPERATION. Tridex (and the Members of the Tridex Group) and TransAct (and the Members of the TransAct Group) shall each provide the assistance reasonably requested by the other with respect to conducting any Tax Contest, including without limitation providing access to or furnishing books, records, tax returns and supporting work papers, executing any powers of attorney or other appropriate documentation required to pursue or defend any Tax Contest, attending administrative or judicial proceedings in connection with Joint Contests as necessary, performing necessary computations, and other functions necessary or helpful to the pursuit or defense of any Tax Contest.

SECTION 8. REDETERMINED TAX LIABILITIES.

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                  In the event of a redetermination of Taxes as a result of
audits by the Service or other taxing authority and/or judicial determinations, payments in connection therewith, if any, made or received by or among Tridex, TransAct, and their respective subsidiaries, shall be governed by the following principles:

                  (a) SEPARATE CONTESTS. In the case of matters arising out of Separate Contests, the redetermined liability will be borne (that is, any increases in Tax Liability will be paid by, and any decreases in Tax Liability will be received by) the applicable entity.

                  (b) JOINT CONTESTS. In the case of matters arising out of any Joint Contest, a Tax Deficiency shall be paid to the relevant taxing authority by, and a Tax Refund received from the relevant taxing authority shall be paid to, Tridex and/or its subsidiaries; provided, however, that whether or not a payment is required to or from a relevant taxing jurisdiction and subject to the provisions of Section 8(c) hereof, TransAct and/or its subsidiaries shall make payments to Tridex and/or its subsidiaries, or receive payments from Tridex and/or its subsidiaries, based on the following principles:

                  (i) in the case of adjustments which increase the taxable income of Members of the TransAct Group, TransAct shall make a payment equal to the amount of the adjustment multiplied by the highest applicable marginal rate of taxation in effect for the period for which the adjustment is made; or

                  (ii) in the case of adjustments which decrease taxable income of Members of the TransAct Group, Tridex shall make a payment equal to the amount of the adjustment multiplied by the highest applicable marginal rate of taxation in effect for the period for which the adjustment is made;

                  (iii) in the case of adjustments which decrease current year credits (exclusive of credits carried back or forward into such year) of Members of the TransAct Group, TransAct shall make a payment to Tridex in the amount of such decrease; or

                  (iv) in the case of adjustments which increase current year credits (exclusive of credits carried back or forward into such year) of Members of the TransAct Group, Tridex shall make a payment to TransAct in the amount of such increase.

Notwithstanding the provisions of Section 8(b)(iii)(iv), no payment will be required under this Section 8(b) in the case of increases or decreases to the amount of Alternative Minimum Tax Credit. Changes in the amount of Alternative Minimum Tax Credit will be controlled by the provisions of Section 8(c) below.

                  (c) TAX ATTRIBUTE REALLOCATIONS. If there is a redetermination of Tax Liabilities in connection with either a Joint Contest or a Separate Contest, or for purposes of this Section 8(c) only, as a result of carrybacks or carryforwards of Tax Attributes, and as a result thereof there is an adjustment to Tax Attributes (inclusive of Minimum Tax Credits) allocated among the parties pursuant to Section 4 and 5 hereof:

                  (i) Tridex shall, in the case of credits, make a payment to TransAct equal to the amount of any resulting reduction in items allocated to Members of the TransAct Group, or in the case of income items (including but not limited to net operating losses) Tridex shall make a payment to TransAct equal to the amount of the reduction multiplied by the highest applicable marginal rate of taxation in effect for the period in which the adjustment is made; and

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

                  (ii) TransAct shall, in the case of credits, make a payment to Tridex equal to the amount of any resulting increase in items allocated to Members of the TransAct Group, or in the case of income items (including but not limited to net operating losses) TransAct shall make a payment to Tridex equal to the amount of the increase multiplied by the highest applicable marginal rate of taxation in effect for the period in which the adjustment is made.

                  (d) CERTAIN REORGANIZATION-RELATED REDETERMINATIONS. Any Tax Liability arising from adjustments to income in connection with the transactions contemplated by and effected under the Plan shall be borne entirely by Tridex.

                  (e) TIMING OF PAYMENTS. Any payments required by Section 8(b) or (c) hereof shall be made within 15 days of such adjustments becoming final.

                  (f) INTEREST. Payments, if any pursuant to this Section 8 shall bear interest determined by applying similar principles as those described herein.

SECTION 9. RETENTION OF RECORDS; ACCESS TO RECORDS; COOPERATION & ASSISTANCE.

                  (a) RETENTION OF RECORDS.

                  (i) DUTIES OF TRANSACT. TransAct shall retain all tax returns, tax reports, related work papers and all schedule (along with all documents that pertain to any such tax returns, reports, work papers or schedules) which relate to a tax period ending on or before the Separation Date. TransAct shall make such documents available at no cost to Tridex and/or its subsidiaries at Tridex's request. TransAct shall not dispose of such documents without the permission of Tridex.

                  (ii) DUTIES OF TRIDEX. Tridex shall retain all tax returns, tax reports, related work papers and all schedules (along with all documents that pertain to any such tax returns, reports, work papers or schedules) which relate to any tax period ending on or before the Separation Date. Tridex shall make such documents available at no cost to TransAct and/or its subsidiaries at TransAct's request. Tridex shall not dispose of such documents without the permission of TransAct.

                  (b) ACCESS TO RECORDS.

                  (i) Duties of TransAct. TransAct shall permit Tridex or any Members of the Tridex Group (or their direct and indirect subsidiaries), or their designated representative, to have access at any reasonable time and from time to time, after the Separation Date, to all relevant tax returns and supporting papers therefor in respect of periods ending on or before the Separation Date, wherever located, and shall furnish, and request that the independent accountants of TransAct or any of the members of the TransAct Group furnish, to Tridex and its subsidiaries, as the case may be, such additional tax and other information and documents with respect to consolidated federal and state income tax returns filed in respect of periods ending on or before the Separation Date, as Tridex or any of its subsidiaries may from time to time reasonably request.

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

                  (ii) Duties of Tridex. Tridex shall permit TransAct or any Members of the TransAct Group (or their direct and indirect subsidiaries), or their designated representative, to have access at any reasonable time and from time to time, after the Separation Date, to all relevant tax returns and supporting papers therefor of Tridex and the other members of the Tridex Group in respect of periods ending on or before the Separation Date, wherever located, and shall furnish, and request that the independent accountants of Tridex or any of the members of the Tridex Group furnish, to TransAct and its subsidiaries, as the case may be, such additional tax and other information and documents with respect to consolidated federal and state income tax returns filed in respect of periods ending on or before the Separation Date, as TransAct or any of its subsidiaries may from time to time reasonably request.

                  (c) ASSISTANCE AND COOPERATION. Tridex (and Members of the Tridex Group) and TransAct (and Members of the TransAct Group) will provide each other with such cooperation, assistance and information as either of them reasonably may request of the other with respect to the filing of any tax return, amended return, claim for refund or other document with any taxing authority. With respect to the federal consolidated tax return or any consolidated, combined, or unitary state or local tax return (or similar aggregate reporting for foreign tax purposes) filed by Tridex for tax periods which begin before the Separation Date and end after the Separation Date, such assistance shall include the timely submission by TransAct to Tridex of proforma tax returns for TransAct and each Member of the TransAct Group, prepared on the basis that each such Member's tax period ended on the Separation Date.

SECTION 10. PREPARATION OF TAX RETURNS; ESTIMATED PAYMENTS.

         (a) FY 1996 AND ALL PRE-SEPARATION DATE TAXABLE YEARS. Tridex shall prepare and timely file the Tridex Group consolidated returns for fiscal 1996 and all taxable periods prior to the Separation Date. In connection therewith, TransAct shall (1) permit Tridex to have access at any reasonable time and from time to time, after the Separation Date, to all tax returns and supporting papers therefor of TransAct and its subsidiaries, wherever located; and (2) furnish to Tridex such additional tax and other information and documents in the possession of such companies, with respect to consolidated federal and state income tax returns filed in respect of periods including or ending before the Separation Date, as Tridex may from time to time reasonably request. TransAct shall, and shall cause its subsidiaries to, cooperate in connection with the preparation of the consolidated federal and state income tax returns of the Tridex Group for fiscal 1996. It shall be the responsibility of Tridex to make any payments required in connection therewith to the applicable taxing authorities.

         (b) POST-SEPARATION DATE TAXABLE YEARS.

                  (i) TransAct's Separate Returns. All tax returns of the TransAct Group which are filed on a consolidated or combined basis for tax periods beginning after the Separation Date shall be prepared and filed by TransAct. TransAct shall be solely responsible for the payment of all Taxes due with respect to such tax returns for such tax periods.

                  (ii) Tridex's Separate Returns. All tax returns of the Tridex Group which are filed on a consolidated or combined basis for tax periods beginning after the Separation Date shall be

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

                  prepared and filed by Tridex. Tridex shall be solely responsible for the payment of all Taxes due with respect to such tax returns for such tax periods.

                  (c) ESTIMATED PAYMENTS. All payments (including estimated payments or payments made in connection with requests for extensions of time to file such returns) made subsequent to the date hereof with respect to consolidated, combined, or unitary income tax liabilities of the Tridex Group and its Members for any and all tax years prior to the Separation Date shall be made by Tridex. Tridex shall promptly thereafter notify TransAct of the portion, if any, of such payment which it in good faith believes to be attributable to TransAct's share of the liability, as determined under the provisions of
                  Section 2 hereof. TransAct shall, within five (5) business days of the due date for such estimated payments, pay such amount to Tridex or advise Tridex of the basis for its disagreement.

SECTION 11. INDEMNIFICATION.

         With respect to all consolidated federal and state income tax returns filed by the Tridex Group:

                  (a) SELF-ASSESSMENTS. Tridex shall indemnify and hold harmless TransAct and its subsidiaries, and TransAct shall indemnify and hold harmless Tridex and its subsidiaries, from and against any liability, cost, or expense, including, without limitation, any fine, penalty (including interest on penalties or penalty increments to interest) or accountants' or attorneys' fees, arising out of fraudulent or negligently prepared information, workpapers, documents, and other items used in the preparation of, or presented in, any return, amended return, or claim for refund filed for the Tridex Group for the tax years in which a Separation Date occurs, and which information, workpapers, documents, or other items originated with and/or were prepared by such indemnifying party.

                  (b) REDETERMINATIONS. Except as otherwise provided in Section 11(a) hereof:

                  (i) Tridex shall indemnify and hold harmless TransAct from and against any liability, cost, or expense incurred or paid by TransAct in excess of its share thereof as allocated pursuant to Section 8 hereof, including any amount paid by TransAct in connection with an assessment by the Service or other taxing authority; and

                  (ii) TransAct shall indemnify and hold harmless Tridex from and against any liability, cost, or expense incurred or paid by Tridex in excess of its share thereof as allocated pursuant to Section 8 hereof, including any amount paid by Tridex in connection with an assessment by the Service or other taxing authority.

SECTION 12. RESOLUTION OF DISPUTES.

                  Any disputes between the parties with respect to this Agreement that cannot be resolved by the parties shall be resolved by a public accounting firm or a law firm reasonably satisfactory to Tridex and TransAct, the determination of which shall be final and binding on both parties. The fees and expenses of such firm shall be borne equally by Tridex and TransAct.

SECTION 13. SUBSIDIARIES.

                  Any reference herein to a subsidiary or subsidiaries includes Members (and their direct and indirect subsidiaries) of the Tridex Group and the TransAct Group. To the extent that the provisions of the Agreement pertain to a subsidiary or subsidiaries of Tridex or TransAct, Tridex and TransAct respectively agree that it will cause the respective subsidiary or subsidiaries to carry out the terms of this Agreement.

SECTION 14. SURVIVABILITY/ASSIGNABILITY.

                  This Agreement and each of its provisions shall be binding upon and inure to the benefit of the parties and their respective heirs and successors. Nothing in this Agreement is intended or shall be construed to give any person or entity other than the parties and their respective heirs or successors any rights or remedies under or by reason of the Agreement and neither party shall assign its rights and obligations hereunder without the express written consent of the other party, which consent each party reserves the right to withhold in its sole and absolute discretion.

SECTION 15. NOTICES.

                  All notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed delivered upon receipt, and shall be delivered in person or by courier or sent by certified or registered mail, return receipt requested, first class, postage prepaid, to the parties at their respective addresses set forth below, or as to any party at such other address as shall be designated by such party in a written notice to the other party:

                  To TransAct:      TransAct Technologies Inc.
                                             7 Laser Lane
                                             Wallingford, CT 06492
                                             Attention: President

                  To Tridex:        Tridex Corporation
                                             61 Wilton Road
                                             Westport, CT 06880
                                             Attention: President

SECTION 16. GOVERNING LAW.

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

SECTION 17. COSTS AND EXPENSES.

                  In any action brought to enforce or interpret this Agreement, each party shall pay its own costs and expenses of maintaining or defending such action.

SECTION 18. REMEDIES CUMULATIVE.

                  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

SECTION 19. COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

SECTION 20. SEVERABILITY.

                  In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court or governmental agency having jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein, except when such construction would operate as an undue hardship on any party to this Agreement or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

SECTION 21. AMENDMENTS; WAIVER.

                  This Agreement may be amended, and the observance of any terms of this Agreement may be waived, only in a written document signed by Tridex and TransAct.

SECTION 22. EFFECTIVENESS OF AGREEMENT.

                  This Agreement shall become effective upon the Effective Date and shall continue in effect until otherwise agreed in writing by Tridex and TransAct, or their successors.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                   TRIDEX CORPORATION

                                   By: /s/ Seth M. Lukash
                                      -------------------
                                   Title: Chairman and Chief Executive Officer
                                         -------------------------------------

                                   TRANSACT TECHNOLOGIES INCORPORATED

                                   By: /s/ Bart C. Shuldman
                                      ---------------------
                                   Title: Chief Executive Officer and President
                                         --------------------------------------

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